Exhibit 99.1
NASDAQ Board Extends Conditional Listing
of Bell Microproducts Stock
SAN JOSE, Calif., Nov. 15 /PRNewswire-FirstCall/ — Bell Microproducts Inc. (Nasdaq: BELM) today announced that it has received the decision of the Board of Directors of The NASDAQ Stock Market LLC granting to the Company until January 31, 2008 to become compliant with the NASDAQ’s continued listing requirements. The Company also announced that, as expected, it has received an additional staff determination letter from NASDAQ stating that the Company is not in compliance with the requirements for continued listing pursuant to NASDAQ Marketplace Rule 4310(c)(14), due to its failure to file its Quarterly Report on Form 10-Q, for the quarter ended September 30, 2007, on a timely basis. This staff determination notice serves as an additional basis for delisting the Company’s common stock from trading on NASDAQ. The Company’s common stock continues to trade on the NASDAQ Global Market under the symbol “BELM,” however, after January 31, 2008, the Company’s securities are subject to be delisted from trading.
The Company continues to work diligently to complete its financial restatements in order to comply with its SEC filing requirements. As previously announced, the Company is in the process of correcting identified errors in its financial statements, including the accounting impacts associated with its review of the Company’s historical stock option grant practices. In addition to the accounting impact of its stock option review, the Company is also reviewing its historical accounting treatment for certain reserves, accruals, and other accounting estimates. A committee of independent directors has been appointed to complete this review.
About Bell Microproducts
Bell Microproducts is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world’s largest storage-centric value-added distributors.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at http://www.bellmicro.com.
CONTACT:
Rob Damron, Investor Relations Representative of Bell Microproducts Inc.,
+1-414-224-1668, ir@bellmicro.com
Web site: http://www.bellmicro.com